Exhibit 16.1

September 5, 2013

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: Intra-Cellular Therapies, Inc. (formerly Oneida Resources Corp.)

File No. 000-54896

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Intra-Cellular Therapies, Inc. (formerly Oneida Resources Corp.) dated September 5, 2013 and agree with the statements contained therein as they pertain to our firm.

Sincerely,

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP